Exhibit 99.1
News Release
Novelis Reports First Quarter Fiscal Year 2025 Results

Q1 Fiscal Year 2025 Highlights
•Net income attributable to our common shareholder of $151 million, down 3% YoY; Net income attributable to our common shareholder excluding special items was $204 million, up 32% YoY
•Adjusted EBITDA of $500 million, up 19% YoY
•Rolled product shipments of 951 kilotonnes, up 8% YoY
•Adjusted EBITDA per tonne shipped of $525, up 10% YoY

ATLANTA, August 7, 2024 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the first quarter of fiscal year 2025.
"Novelis delivered meaningful year-over-year improvement across a number of financial metrics in the quarter, led by a double-digit increase in beverage packaging shipments benefiting from normalized demand, our broad global presence and solid customer relationships,” said Steve Fisher, president and CEO, Novelis Inc. “I commend our teams for staying focused on driving operational efficiencies and serving our customers, while at the same time continuing to advance organic growth projects underway as we strategically invest to capture strong mid- to long-term growth trends."
First Quarter Fiscal Year 2025 Financial Highlights
Net sales for the first quarter of fiscal year 2025 increased 2% versus the prior year period to $4.2 billion, mainly driven by higher average aluminum prices and higher total shipments. Total flat rolled product shipments increased 8% to 951 kilotonnes in the first quarter of fiscal year 2025 versus the prior year period, due primarily to normalized demand for beverage packaging sheet compared to the prior year, which had been impacted by customer inventory reduction activity.
Net income attributable to our common shareholder decreased 3% versus the prior year to $151 million in the first quarter of fiscal year 2025 due to initial charges associated with flooding at our Sierre, Switzerland, plant at the end of June, as well as higher restructuring and unfavorable metal price lag, largely offset by higher Adjusted EBITDA. Net income attributable to our common shareholder, excluding special items, was up 32% year-over-year to $204 million. Adjusted EBITDA increased 19% versus the prior year to $500 million in the first quarter of fiscal year 2025, primarily driven by higher volume and favorable product pricing, partially offset by less favorable product mix and higher cost. Adjusted EBITDA per tonne increased 10% year-over-year to $525.
Net cash flow provided by operating activities was $74 million in the first three months of fiscal year 2025 compared to an outflow of $32 million in the prior fiscal year period, primarily due to higher adjusted EBITDA and favorable changes in working capital. Adjusted free cash flow was an outflow of $280 million in the first three months of fiscal year 2025, an improvement compared to the prior year period outflow of $349 million due to higher cash flow from operating activities. Total capital expenditures were $348 million for the first three months of fiscal year 2025, primarily attributed to strategic investments in new rolling and recycling capacity under construction. The company had a net leverage ratio (Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 2.4x at June 30, 2024.
"We continue to take a prudent approach to capital allocation, investing in our future while maintaining a disciplined net leverage position," said Devinder Ahuja, executive vice president and CFO, Novelis Inc.
The company had a total liquidity position of $2.2 billion, consisting of $886 million in cash and cash equivalents and $1.3 billion in availability under committed credit facilities, as of June 30, 2024.

Flooding in Sierre, Switzerland
On June 30, 2024, our plant located in Sierre, Switzerland, was impacted by exceptional flooding caused by unprecedented heavy rainfall. There were no injuries, as all employees were safely evacuated; however, water entered the plant premises and plant operations were halted. As a result of this event, the Company recognized fixed asset charges of $30 million and inventory charges of $10 million during the first quarter. Additionally, we expect to incur costs related to repairs, clean-up, business interruption, and other costs related to this event until the operations are restored at the facility. The plant is insured for property damage and business interruption losses related to such events, subject to deductibles and policy limits. We will record an insurance receivable based on the anticipated insurance proceeds when they can be reliably estimated. Our current timeline suggests we can restart production by the end of our second quarter. We estimate the total net cash impact from this event, after insurance, to be $80 million. The net impact to Adjusted EBITDA is estimated to be $30 million, the majority of which will occur in the second quarter.

First Quarter Fiscal Year 2025 Earnings Conference Call
Novelis will discuss its first quarter fiscal year 2025 results via a live webcast and conference call for investors at 7:00 a.m. EDT/4:30 p.m. IST on Wednesday, August 7, 2024. The webcast link, presentation materials and access information can also be found at novelis.com/investors. To view slides and listen to the live webcast, visit: https://event.choruscall.com/mediaframe/webcast.html?webcastid=ZAA0tjX3. To participate by telephone, participants are requested to register at: https://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13747461&linkSecurityString=1d578dfe0b%20.

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $16.2 billion in fiscal year 2024. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Net Leverage Ratio, Net Income attributable to our common shareholder excluding Special Items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about our beliefs that insurance recoveries will be available for the Sierre outage, the amount and timing of the net cash and Adjusted EBITDA impacts from the Sierre outage, and the timing of the resumption of production at the Sierre plant. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; competition in our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost of volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; risks related to the energy-intensive nature of our operations, including increases to energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities, including as a result of flooding or other adverse weather phenomena; economic uncertainty, capital markets disruption and supply chain interruptions, including as a result of geopolitical instability due to the ongoing military conflict between Russia and Ukraine, attacks on shipping vessels in the Red Sea, and the ongoing conflicts in the Gaza Strip and the surrounding regions; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; cybersecurity attacks against, disruptions, failures or security breaches and other disruptions to our information technology networks and systems; risks related to rising inflation and prolonged periods of elevated interest rates; timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risks related to variable rate indebtedness, including interest rate risk; adverse changes in currency exchange rates; our inability to transact in derivative instruments, if our exposure to price fluctuations is not adequately hedged under derivative instruments, or if counterparties to our derivative instruments fail to honor their agreements; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets and other long-lived assets; tax expense, tax liabilities or tax compliance costs; operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; global climate change or the legal, regulatory or market responses to such change; and conflicts of interest and disputes arising between Hindalco, our parent company, and the Company that could be resolve in a manner unfavorable to the Company. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended June 30,
(in millions)	2024	2023
Net sales	$4,187	$4,091
Cost of goods sold (exclusive of depreciation and amortization)	3,481	3,501
Selling, general and administrative expenses	181	174
Depreciation and amortization	140	131
Interest expense and amortization of debt issuance costs	72	77
Research and development expenses	25	25
Restructuring and impairment expenses, net	19	3
Equity in net income of non-consolidated affiliates	(1)	(3)
Other expenses (income), net	60	(27)
	3,977	3,881
Income before income tax provision	210	210
Income tax provision	60	54
Net income	150	156
Net loss attributable to noncontrolling interest	(1)	—
Net income attributable to our common shareholder	$151	$156

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	June 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$886	$1,309
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $6 and $7 as of June 30, 2024, and March 31, 2024, respectively)	2,021	1,760
— related parties	161	161
Inventories	2,755	2,515
Prepaid expenses and other current assets	148	152
Fair value of derivative instruments	91	45
Assets held for sale	1	1
Total current assets	6,063	5,943
Property, plant and equipment, net	5,849	5,741
Goodwill	1,073	1,074
Intangible assets, net	548	545
Investment in and advances to non–consolidated affiliates	903	905
Deferred income tax assets	146	143
Other long-term assets
— third parties	275	274
— related parties	2	3
Total assets	$14,859	$14,628
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$33	$33
Short-term borrowings	623	759
Accounts payable
— third parties	3,292	2,992
— related parties	285	280
Fair value of derivative instruments	201	144
Accrued expenses and other current liabilities	579	627
Total current liabilities	5,013	4,835
Long-term debt, net of current portion	4,859	4,866
Deferred income tax liabilities	244	253
Accrued postretirement benefits	537	559
Other long-term liabilities	293	305
Total liabilities	10,946	10,818
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 600,000,000 shares issued and outstanding as of June 30, 2024, and March 31, 2024	—	—
Additional paid-in capital	1,108	1,108
Retained earnings	3,223	3,072
Accumulated other comprehensive loss	(428)	(381)
Total equity of our common shareholder	3,903	3,799
Noncontrolling interest	10	11
Total equity	3,913	3,810
Total liabilities and equity	$14,859	$14,628

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended June 30,
(in millions)	2024	2023
OPERATING ACTIVITIES
Net income	$150	$156
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	140	131
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(18)	(31)
Loss on sale of assets, net	1	—
Non-cash restructuring and impairment charges	15	—
Deferred income taxes, net	(1)	25
Equity in net income of non-consolidated affiliates	(1)	(3)
(Gain) loss on foreign exchange remeasurement of debt	(1)	1
Amortization of debt issuance costs and carrying value adjustments	3	4
Non-cash charges related to Sierre flooding	40	—
Other, net	3	1
Changes in assets and liabilities including assets and liabilities held for sale:
Accounts receivable	(284)	(200)
Inventories	(264)	(155)
Accounts payable	364	125
Other assets	1	(6)
Other liabilities	(74)	(80)
Net cash provided by (used in) operating activities	$74	$(32)
INVESTING ACTIVITIES
Capital expenditures	$(348)	$(333)
(Outflows) proceeds from investment in and advances to non-consolidated affiliates, net	(7)	6
(Outflows) proceeds from the settlement of derivative instruments, net	(2)	6
Other	3	4
Net cash used in investing activities	$(354)	$(317)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$50	$50
Principal payments of long-term and short-term borrowings	(55)	(35)
Revolving credit facilities and other, net	(134)	(115)
Net cash used in financing activities	$(139)	$(100)
Net decrease in cash, cash equivalents and restricted cash	(419)	(449)
Effect of exchange rate changes on cash	(8)	(8)
Cash, cash equivalents and restricted cash — beginning of period	1,322	1,511
Cash, cash equivalents and restricted cash — end of period	$895	$1,054

Cash and cash equivalents	$886	$1,041
Restricted cash (included in other long-term assets)	9	13
Cash, cash equivalents and restricted cash — end of period	$895	$1,054

Reconciliation of Adjusted EBITDA (unaudited) to Net Income Attributable to our Common Shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended June 30,		Year Ended	TTM Ended(1)
(in millions)	2024	2023	March 31, 2024	June 30, 2024
Net income attributable to our common shareholder	$151	$156	$600	$595
Net loss attributable to noncontrolling interests	(1)	—	—	(1)
Income tax provision	60	54	218	224
Interest, net	64	70	275	269
Depreciation and amortization	140	131	554	563
EBITDA	$414	$411	$1,647	$1,650

Adjustment to reconcile proportional consolidation	$13	$14	$44	$43
Unrealized gains on change in fair value of derivative instruments, net	(7)	(4)	36	33
Realized losses (gains) on derivative instruments not included in Adjusted EBITDA	2	(3)	(6)	(1)
Loss on extinguishment of debt, net	—	—	5	5
Restructuring and impairment expenses, net	19	3	42	58
Loss on sale or disposal of assets, net	1	—	6	7
Metal price lag	7	(5)	70	82
Other, net(2)	51	5	29	75
Adjusted EBITDA	$500	$421	$1,873	$1,952
____________________
(1)The amounts in the TTM column are calculated by taking the amounts for the year ended March 31, 2024, subtracting the amounts for the three months ended June 30, 2023, and adding the amounts for the three months ended June 30, 2024.
(2)Other, net for the three months ended June 30, 2024, includes $40 million of non-recurring non-operating charges related to Sierre flooding.
The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended June 30,
	2024	2023
Adjusted EBITDA (in millions) (numerator)	$500	$421
Rolled product shipments (in kt) (denominator)	951	879
Adjusted EBITDA per tonne	$525	$479
_________________________
(1)Adjusted EBITDA per tonne may not recalculate due to rounding.

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Three Months Ended June 30,
(in millions)	2024	2023
Net cash provided by (used in) operating activities – continuing operations(1)	$74	$(32)
Net cash used in investing activities – continuing operations(1)	(354)	(317)
Adjusted Free Cash Flow	$(280)	$(349)
_________________________
(1)For the three months ended June 30, 2024 and 2023, the Company did not have any cash flows from discontinued operations in operating activities or investing activities.
Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Net Debt.

(in millions)	June 30, 2024	March 31, 2024
Long–term debt, net of current portion	$4,859	$4,866
Current portion of long-term debt	33	33
Short-term borrowings	623	759
Cash and cash equivalents	(886)	(1,309)
Net Debt	$4,629	$4,349

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	June 30, 2024	March 31, 2024
Net debt (numerator)	$4,629	$4,349
TTM Adjusted EBITDA (denominator)	$1,952	$1,873
Net Leverage Ratio	2.4	2.3

Reconciliation of Net Income Attributable to our Common Shareholder, Excluding Special Items (unaudited) to Net Income attributable to our common shareholder
The following table presents net income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended June 30,
(in millions)	2024	2023
Net income attributable to our common shareholder	$151	$156
Special Items:
Metal price lag	7	(5)
Restructuring and impairment expenses, net	19	3
Sierre flooding(1)	40	—
Tax effect on special items	(13)	1
Net income attributable to our common shareholder, excluding special items	$204	$155
_________________________
(1)On June 30, 2024, our plant located in Sierre, Switzerland was impacted by exceptional flooding caused by unprecedented heavy rainfalls. As a result of this event, the Company recognized fixed asset charges of $30 million and inventory charges of $10 million during the three months ended June 30, 2024.

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended June 30, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$183	$90	$92	$132	$3	$500

Shipments (in kt)
Rolled products – third party	388	261	159	143	—	951
Rolled products – intersegment	—	2	35	11	(48)	—
Total rolled products	388	263	194	154	(48)	951

Selected Operating Results Three Months Ended June 30, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$166	$88	$87	$84	$(4)	$421

Shipments (in kt)
Rolled products – third party	370	245	153	111	—	879
Rolled products – intersegment	—	5	23	8	(36)	—
Total rolled products	370	250	176	119	(36)	879